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                   U.S. Securities and Exchange Commission

                           Washington, D.C. 20549
                                FORM N-17f-1

        Certificate of Accounting of Securities and Similar Investments
              of a Management Investment Company in the Custody of
                   Members of National Securities Exchanges

                   Pursuant to Rule 17f-1 [17 CFR 270.17f-1]

1. Investment Company Act File Number:       Date examination completed:

801-811-6727                                 April 14, 1999

2. State identification Number:

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AL             AK             AZ             AR             CA             CO
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CT             DE             DC             FL             GA             HI
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ID             IL             IN             IA             KS             KY
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LA             ME             MD             MA             MI             MN
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MS             MO             MT             NE             NV             NH
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NJ             NM             NY             NC             ND             OH
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OK             OR             PA             RI             SC             SD
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TN             TX C 41002-003-02   UT        VT             VA             WA
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WV             WI             WY             PUERTO RICO
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Other (specify):
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


3. Exact name of investment company as specified in registration statement:
   Dominion Funds, Inc.

4. Name under which business is conducted, if different from above:
   Dominion Insight Growth Fund

5. Address of principal place of business: (number, street, city, state, zip code)
   5000 Quorum Drive, Suite 620, Dallas, Texas  75240

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        DOMINION INSIGHT GROWTH FUND

Certificate of Accounting of Securities in the Custody of a Member of a National Securities Exchange.

As of March 31, 1999 and
for the three months then ended